Exhibit (e)(13)

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION DEED

This DEED (the “Deed”) is made and entered into as of this      day of [month], [year] by and between                                 , United Kingdom local employing entity (the “Company” and, collectively with its affiliates, the “Company Group”), and                                 (“Executive”) (each a “Party,” and collectively, the “Parties”).

In consideration of Executive’s employment or continued employment by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Definitions.

(a) “Company Property” means all property of the Company Group in Executive’s possession, custody or control, including without limitation: computers, personal computers, laptops, notebooks, disks, memory cards and sticks, and data, in any form (including data of the Company Group retained on any computer); any home office equipment purchased for or provided to Executive by the Company; documents, files and records, in any form (including originals and any copies thereof); mobile phones, iPhones and similar electronic devices; keys, identification and access cards; and any other documents, materials, equipment or other property of the Company Group.

(b) “Competing Entity” means any person or entity engaged in or about to become engaged in any Competitive Activity.

(c) “Competitive Activity” means any business, work or other activity (i) that competes in any way, in any geographic market in which Executive worked or for which Executive had responsibility during the last two (2) years of Executive’s employment with the Company, with any product, service or business of the Company Group with which Executive worked or for which Executive had responsibility during the last two (2) years of Executive’s employment with the Company or (ii) that involves or would inevitably involve the disclosure or use of Confidential Information.

(d) “Confidential Information” means information disclosed to or acquired, developed, learned or known by Executive as a result of or in connection with Executive’s employment with the Company, that is not generally known in the industry in which the Company is engaged or ascertained from public or published information, about the Company Group (including without limitation its business, products, processes, systems and services, in existence or under development), its customers, vendors and suppliers. Confidential Information includes, by way of example: Trade Secrets; information relating to the Company Group’s business plans and the Company Group’s business as conducted and anticipated to be conducted; past, current and anticipated products, services and product- and service-related processes, methods, plans, techniques, systems and services of the Company Group; technical notebook records; patent applications; machine, equipment, process and product designs, including any drawings and descriptions thereof; unwritten knowledge and knowhow; software and security information and programs; operating instructions; product- and service-related training manuals; production and development processes and costs thereof; raw material costs; selling costs; delivery costs; production schedules; customer lists; customer preferences, pricing and cost data; customer purchasing and other customer-related records and information, including any compilations thereof; nonpublic information concerning suppliers and vendors of the Company Group; tax information; mailing lists; product sales records; territory listings; market surveys; marketing plans; strategic plans; and any nonpublic and confidential information of third parties entrusted to the Company Group. Information shall not be deemed Confidential Information if it becomes generally known to the public (as shown by a publicly available document) other than as a result of an unauthorized disclosure, use or action by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive.

(e) “Copyright Work” means any work of authorship, including computer software, that Executive prepared alone or with others within the scope of Executive’s employment relating to the subject matter of Executive’s employment, during the Term of Employment.

(f) “Invention” means any discovery or improvement relating to any technology, article, product, formula, composition of manner, process, information system, computer hardware or software, computer application, or computer code in source or object form, design, device, biological material or machinery, whether or not patentable, and all related knowhow, and any trademark or service mark that is made, conceived or first reduced to practice by Executive, alone or with others, during the Term of Employment, and that directly or indirectly relates to the past, present or anticipated business affairs of the Company at the time of the conception or results from or is suggested by any work that Executive has done or may do for the Company.

(g) “Restricted Period” means the twelve- (12-) month period commencing on the date of termination of Executive’s employment with the Company, regardless of the reason for the termination, to the extent permissible under applicable law or works council or collective bargaining agreements.

(h) “Term of Employment” means the period commencing upon Executive’s date of employment with the Company and ending upon the termination of Executive’s employment with the Company, for any reason.

(i) “Trade Secret” means any formula, pattern, device or compilation of proprietary information or knowhow that is used in or related to the Company Group’s past, present or anticipated business and gives the Company Group an opportunity to obtain an advantage over competitors who do not know or use such Trade Secret.

2. Confidentiality. Executive shall not, during the Term of Employment or at any time thereafter, directly or indirectly disclose or use, for Executive’s own benefit or the benefit of any third party, any Confidential Information. Executive acknowledges that, because Confidential Information is extremely valuable, the Company Group takes appropriate measures to maintain its confidentiality, and that Executive has an obligation to safeguard and protect Confidential Information from disclosure and use. Executive agrees not to take with Executive any documents, materials or things that embody or contain Confidential Information when Executive leaves the Company, and to return all such documents, material and things to the Company prior to Executive’s departure. The obligations contained in this Section 2 shall not apply to any information which the Executive is required to disclose in accordance with an order of a court of competent jurisdiction or where such use or disclosure of Confidential Information has been properly authorized by the Company.

3. Ownership of Rights. The Company shall own any Confidential Information or Invention. The Company shall be (i) the owner and author of any Copyright Work and (ii) the owner and the author of any other work that constitutes “work made for hire” under the copyright law or relates to the subject matter of Executive’s employment. The Company’s ownership rights under this Deed shall be in addition to the Company’s common law rights.

4. Assignments/Applications. (a) Upon the request of the Company, during the Term of Employment or at any time thereafter, Executive shall, at the Company’s expense (but with no further remuneration to Executive): (i) promptly assign to the Company or its designee any right, title or interest Executive may have in and to any Confidential Information, Invention (and all patents arising therefrom) or Copyright Work; (ii) promptly and fully assist the Company in the preparation and filing of any patent, copyright, trademark or other application for the protection of any Invention or Copyright Work; and (iii) promptly sign all lawful papers, take all lawful oaths and do all lawful acts requested by the Company in connection with the protection of any Confidential Information, Invention or Copyright Work.

(b) Executive agrees that all intellectual property rights subsisting (or which may in the future subsist) in all Inventions and Copyright Work shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, they shall be held by Executive on trust for the Company and shall not be disclosed to any other person or entity without prior consent of the Company.

(c) Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which Executive has or will have in any existing or future Copyright Work.

(d) Executive irrevocably appoints the Company to be Executive’s attorney in Executive’s name and on Executive’s behalf to execute documents, use Executive’s name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this Section 4. A written certificate signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Deed shall be conclusive evidence that such is the case so far as any third party is concerned.

(e) Executive agrees that the provisions in this Deed shall not entitle Executive to any compensation beyond Executive’s normal remuneration.

5. Disclosure of Inventions.

(a) Executive represents that there are no unpatented inventions made or conceived by Executive before entering into employment with the Company related to the Company Group’s past, present or anticipated future business affairs except those listed in Attachment A hereto, which inventions (if demonstrated to have been so made or conceived) are excluded from this Deed.

(b) Executive agrees to promptly provide notice to the Company of all inventions made, conceived or first reduced to practice by Executive, solely or jointly with others, during the Term of Employment, whether or not Executive believes they constitute Inventions as defined in this Deed, and whether or not Executive believes they are patentable.

(c) The Company agrees to receive and review the disclosures made by Executive pursuant to this Section 5 in confidence.

6. Return of Company Property. Upon termination of Executive’s employment with the Company for any reason, or at any other time upon request by the Company, Executive shall promptly return to the Company all Company Property. Executive agrees to notify the Company of any Company Property that cannot be returned due to loss or destruction.

7. Noncompetition.

(a) During the Term of Employment and the Restricted Period, Executive shall not, without the prior written consent of the Company, on Executive’s own behalf or on behalf of any third party, as owner, principal, agent, partner, employee, officer, director, consultant, contractor or otherwise, engage in any Competitive Activity.

(b) For any portion of the Restricted Period during which Executive is restricted by the terms of Section 7(a) above from accepting employment or other remunerative association with a Competing Entity, as confirmed by Executive’s provision to the Company of the notice set forth in Section 9 below along with a bona fide employment offer from a Competing Entity or other means of verification acceptable to the Company, the Company shall pay Executive a sum equal to the base compensation Executive was receiving from the Company at the time of termination of Executive’s employment with the Company, less applicable withholdings and deductions and in accordance with the Company’s usual and customary payroll practices. From any payments made by the Company pursuant to this Section 7(b) shall be deducted the total of (i) any remuneration paid or due Executive for any services rendered by Executive during that period (whether as owner, principal, agent, partner, employee, officer, director, consultant, contractor or otherwise), (ii) any retirement, pension, severance, disability or other similar income Executive received from the Company during that period, and (iii) any unemployment benefits or other similar compensation or benefits Executive received during that period, and the Company’s obligation to make any such payment shall be conditioned upon its receipt from Executive of a signed written certification setting forth all such amounts paid or due Executive for that period. The Company’s obligation to make any payments under this Section 7(b) shall cease upon the earlier of (x) the Company’s waiver of the restrictions contained in Section 7(a) above, or (y) the expiration of the Restricted Period.

8. Non-solicitation; Non-interference.

(a) During the Term of Employment and the Restricted Period, Executive shall not directly or indirectly solicit, induce or retain, or assist any third party in soliciting, inducing or retaining, any current or former employee of the Company Group to become associated with, or to perform services on behalf of, Executive or any Competing Entity, or otherwise disrupt, impair, damage or interfere with the Company Group’s relationships with its employees. For purposes of this Section 8, a “former” employee of the Company Group shall be one who left his or her employment within twelve (12) months prior to such solicitation, inducement or retention.

(b) During the Term of Employment and the Restricted Period, Executive shall not directly or indirectly solicit, induce or influence, or attempt to solicit, induce or influence, any customer, prospective customer, supplier or vendor of the Company Group to divert his, her or its business to any Competing Entity, or otherwise disrupt, impair, damage or interfere with any of the Company Group’s contractual or business relationships, including without limitation with respect to any of its customers, suppliers or vendors. For purposes of this Section 8(b), a “prospective” customer shall be one with respect to whom or which Executive had contact or participated in any proposal to provide products or services during the last twelve (12) months of Executive’s employment with the Company.

(c) At any time after the termination of Executive’s employment, Executive shall not represent Executive as being connected to the Company in any capacity, other than as a former employee, or use any registered business names or trading names associated with the Company.

(d) The restrictions imposed by this Deed apply to Executive acting directly or indirectly and on Executive’s own behalf or on behalf of, or in conjunction with, any person or entity.

9. Notice of New Employment. If, at any time during the Term of Employment or the Restricted Period, Executive is offered employment or other remunerative association with any third party and wishes to accept same, Executive shall provide to the Company, promptly upon receipt of such offer, written notice of such offer, identifying such third party (including the location, by city, state and country, of the office in which Executive expects to work), specifying the position or title offered Executive, and describing Executive’s anticipated duties and responsibilities in that position, including without limitation with respect to any products, services, businesses and geographic markets. Executive agrees that the Company shall be permitted to contact such third party directly and to provide it with copies of this Deed and any other agreements between Executive and the Company. Except as provided herein or as otherwise necessary to enforce its rights under this Deed, the Company shall maintain the confidentiality of any information provided by Executive pursuant to this Section 9.

10. Agreements with Former Employers. Executive represents and warrants that other than the agreements listed in Attachment B hereto (copies of which have been provided by Executive to the Company), there are no agreements, oral or written, entered into between Executive and any previous employer (or any other third party) that involve any obligation of non-competition, non-solicitation or non-interference, or otherwise restrict Executive’s ability to fulfill the terms of Executive’s employment with the Company. Executive further acknowledges that the Company expects Executive to respect and safeguard the confidential information and trade secrets, if any, of Executive’s former employers, and not to disclose to the Company or use in connection with Executive’s employment with the Company any such information, unless such information is no longer confidential or such former employer (or other third party) has consented to its use by Executive. Executive understands the Company shall rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance.

11. Separation; Notice Period.

(a) To the extent permissible under applicable law or works council or collective bargaining agreements, Executive’s employment with the Company may be terminated by either Executive or the Company at any time by providing at least six (6) months’ prior written notice of such termination (the “Notice Period”); provided, however, that the Company shall not be required to provide such notice if its termination of Executive’s employment is for Cause (defined below), death or disability. Following Executive’s provision of such notice, the Company may at its option, to the extent permissible under applicable law or works council or collective bargaining agreements: (i) terminate Executive’s employment immediately or at any time during the Notice Period without further obligation to Executive if Cause exists, if entitled to do so in accordance with any employment contract between the Company and Executive, or with consent of Executive; (ii) continue to actively employ Executive throughout the Notice Period, or any portion thereof, subject to continuation of Executive’s base compensation and employee benefits during that time; or (iii) place Executive on paid leave throughout the Notice Period, or any portion thereof, during which time Executive shall perform, from Executive’s home or the Company’s offices (as the Company may direct), such duties and responsibilities as the Company reasonably requests, subject to continuation of Executive’s base compensation and employee benefits during that time. The Notice Period shall be inclusive of and run concurrently with any mandatory notice periods provided for under any applicable law, employment agreement or works council or collective bargaining agreement. Following the Company’s provision of such notice, if the Company has grounds to terminate Executive for Cause, the Company may at its option terminate Executive’s employment immediately without further obligation to Executive.

(b) “Cause” means as reasonably determined by the Company: (i) Executive’s failure to substantially perform Executive’s duties for the Company; (ii) Executive’s commission of a crime; (iii) Executive’s misconduct; or (iv) Executive’s breach of this Agreement or the Company’s written policies or procedures, as in effect from time to time.

12. Reasonableness of Restrictions. Executive acknowledges and agrees that the Company Group’s Confidential Information, as well as its relationships and good will with customers, prospective customers, vendors, suppliers and employees, constitute valuable and protectable assets of the Company Group, developed at the expense of the Company Group, and that Executive has been privy to and enjoyed access to and other benefits of such assets during and as a result of Executive’s employment with the Company. Executive further acknowledges and agrees that the restrictions contained in Sections 7, 8, 9 and 11 above are reasonable and necessary to preserve the Company’s legitimate business interests in protecting such assets, and that such restrictions shall not prevent Executive from earning a livelihood in Executive’s chosen occupation.

13. Specific Performance; Attorneys’ Fees. Executive acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of this Deed, and in recognition thereof agrees that in the event of such breach or threatened breach, the Company shall suffer irreparable harm that cannot be adequately compensated for by money damages. Executive agrees that in addition to any remedies at law available to it, the Company shall be entitled, without posting any bond and without notice to Executive, to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available. Executive agrees that the Company may pursue any remedy available to it concurrently or consecutively in any sequence, and that nothing in this Deed shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that may be available to it, or any other rights that it may have under any other agreement. Executive expressly waives any claim or defense that the Company has an adequate remedy at law or in damages. The Parties agree that, in any suit, action or proceeding arising out of or seeking enforcement of this Deed, the prevailing Party shall be entitled to reimbursement in full for its reasonable attorneys’ fees and costs incurred in connection with such suit, action or proceeding, unless such payment is otherwise prohibited by law.

14. Notices. Notices under this Deed must be given in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid or sent by FedEx or similar overnight courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice):

To Executive at: Executive’s last known address in the Company’s records

To the Company at:

Coty Inc.

350 Fifth Avenue

New York, New York 10118

Attention: General Counsel

Any notice delivered personally under this Section 14 shall be deemed given on the date delivered, and any notice sent by certified mail, postage prepaid, return receipt requested, or by FedEx or similar overnight service shall be deemed given on the date mailed.

15. Governing Law and Jurisdiction.

(a) This Deed and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

(b) Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims).

16. Assignment. Executive may not assign any of Executive’s rights or obligations under this Deed. This Deed shall be binding upon and inure to the benefit of the Company’s successors and assigns. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which Executive’s employment relates.

17. Waiver. The failure of the Company to seek enforcement of any provision of this Deed in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

18. Severability. If a court determines that any portion of this Deed is invalid or unenforceable, the remainder of this Deed shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision is invalid or unenforceable, the Parties agree that the court or other authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intent of the invalid or unenforceable term or provision.

19. Entire Agreement. This Deed contains the entire understanding of the Parties with respect to its subject matter, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to its subject matter, including without limitation agreements entered into between Executive and any predecessor of the Company, except for any confidentiality, non-competition, or non-solicitation covenants, which shall remain in full force and effect in accordance with their terms. Executive acknowledges and agrees that the Company has made no promises, commitments or representations to Executive other than those contained in this Deed, and that Executive has not relied upon any statement or representation made by the Company with respect to the basis or effect of this Deed or otherwise. This Deed may not be changed orally, and no modification, amendment or waiver of any of its provisions, nor any future representation, promise or condition in connection with its subject matter, shall be binding upon either Party unless made in writing and signed by such Party. Executive agrees that Executive’s obligations and restrictions under this Deed shall continue in accordance with its terms, regardless of any change in Executive’s title, position or duties (unless otherwise agreed).

20. Counterparts. This Deed may be executed in counterparts, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Deed.

21. Headings. All descriptive headings in this Deed are intended solely for convenience, and no provision of this Deed is to be construed by reference to any heading.

22. Acknowledgment. Executive acknowledges that Executive has carefully read and fully understands this Deed and that Executive has had sufficient time to consider the decision whether to sign this Deed and to seek and obtain the advice of independent counsel. Executive further acknowledges that Executive has entered into this Deed voluntarily, knowingly and without duress, and that neither the Company nor any of its officers, directors, employees, agents or representatives have made any representations inconsistent with the provisions of this Deed.

IN WITNESS WHEREOF, this document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by , United Kingdom local employing entity acting by its duly authorised director in the presence of the witness whose details appear below:	) ) )
By:

Signature of witness: Name of witness: Address: Occupation:
Executed as a deed by [name of Executive] in the presence of the witness whose details appear below:	) ) )
By:

Signature of witness:

Name of witness:

Address:

Occupation:

ATTACHMENT A – INVENTIONS

ATTACHMENT B – AGREEMENTS WITH FORMER EMPLOYERS